Exhibit 10.1

BioSpecifics Technologies Corp.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of August  5, 2008 (the “Effective Date”) by and between BioSpecifics Technologies Corp. (the “Company”), and Thomas L. Wegman (“Executive”).  This Agreement incorporates and supersedes the Change of Control Agreement entered into on June 18, 2007 between the Company and Executive.  The Change of Control Agreement is no longer effective.

1.           Duties and Scope of Employment.

(a)           Positions and Duties.  As of the Effective Date, Executive will continue to serve as President and Principal Executive Officer of the Company.  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within and historical duties for the Company, as set forth in the Company’s by-laws and as may reasonably be assigned to him by the Company’s Board of Directors (the “Board”).  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)           Obligations.  During the Employment Term, Executive will perform his duties faithfully and reasonably to the best of his ability and will devote his full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which approval will not be unreasonably withheld; provided, however, that nothing herein shall restrict the Executive’s right or ability to serve as a director for or otherwise participate in a charitable, non-profit or community organization so long as such service or participation does not unreasonably interfere with the Executive’s performance of his duties hereunder.

2.           Term. Unless earlier terminated in accordance with the terms and conditions hereinafter provided, and subject to certain provisions hereof which survive the term of the employment of the Executive by the Company, the term of this Agreement shall be comprised of a two (2) year period of employment commencing on the date hereof (the “Employment Term”), and shall be extended thereafter for additional one-year periods unless or until the Company or the Executive provides no less than 90 days prior notice to the other party of the termination of the Agreement at the end of the then current term of employment.

3.           Compensation.

(a)           Base Salary.  During the Employment Term, the Company will pay Executive an annual salary of $250,000 as compensation for his services (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required tax withholding and other lawfully permitted deductions.  Executive’s salary will be subject to review and may be increased based upon the Company’s standard practices.

(b)           Equity.  Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time.  The Board or the Compensation Committee of the Board (the “Committee”) will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4.           Employee Benefits.

(a)           During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(b)           During the term of this Agreement, the Company shall pay to or on behalf of the Executive an automobile allowance (the “Car Allowance”) of $350 per month, payable in advance, pro-rated for the first and last months of this Agreement should the Agreement become effective on a day other than first calendar day of a month.  The Company shall reimburse the Executive for parking, tolls and other travel-related charges and expenses reasonably incurred on the Company’s behalf upon submission of appropriate documentation of such expenses by Executive to the Company.

5.           Vacation.  Executive will be entitled to paid vacation of four (4) weeks per year in accordance with the Company’s vacation policy (including, without limitation, its policy relating to maximum accrual); provided, however, that such vacation shall not be less than that provided to any other senior executives of the Company.

6.           Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect.  The Company will reimburse Executive no later than the month following the end of the month in which any such expense is incurred.  The amount of Executive’s expenses eligible for reimbursement during any taxable year will not affect the expenses eligible for reimbursement in any other taxable year.

7.           Termination and Severance.

(a)           Termination without Cause or Resignation for Good Reason.  If the Company terminates Executive’s employment without Cause or Executive resigns from his employment with the Company for Good Reason, then in lieu of any damages or other severance entitlements under any Company plan or policy, Executive will be entitled to the following:

(i)                 Except as otherwise provided in section 9(c), below, a lump sum payment equal to (I) the average of the Executive’s annual Base Salary and bonuses paid by the Company to the Executive over the five (5) years prior to the time of such termination, multiplied by (II) three (3), payable not later than thirty (30) days after the date of termination;

(ii)                 continuation of Executive’s participation in the Company’s Benefit Plans for eighteen (18) months following such termination at the highest level provided to Executive during the period beginning immediately prior to the termination, and at no greater cost to the Executive than the cost Executive was paying immediately prior to the termination; provided, however, that if Executive becomes employed by a new employer, Executive’s coverage under the applicable Company Benefit Plans shall continue, but Executive’s coverage thereunder shall be secondary to (i.e., reduced by) any benefits provided under like plans of such new employer.

(iii)                 100% of any options to purchase shares of common stock of the Company then held by Executive, which options are then subject to vesting or limitations on exercisability (excluding options that would vest, if at all, upon the attainment of performance goals or any criteria other than the passage of time or continued performance of services by Executive), shall, notwithstanding any contrary provision in the option agreement or stock option plan pursuant to which such options had been granted, be accelerated and become fully vested and exercisable on the date immediately preceding the effective termination date, and shall survive for their stated term. All other terms of Executive’s options shall remain in full force and effect.

(iv)                 If, on the date immediately preceding the termination date, Executive then holds shares of common stock of the Company that are subject to restrictions on transfer (“Restricted Stock”), which shares were issued to Executive in a transaction other than pursuant to the exercise of a stock option, then, notwithstanding any contrary provision in the relevant stock purchase agreement or other instrument pursuant to which Executive acquired such shares of Restricted Stock, such restrictions (including without limitation for future or Company repurchase rights) shall expire in their entirety on the date immediately preceding the termination date and all of such shares of common stock shall become transferable free of restriction, subject to the applicable provisions of federal and state securities laws. All other terms of any existing stock purchase agreement or similar document shall remain in full force and effect.

(b)           Termination for Cause, Death or Disability; Resignation without Good Reason.  If Executive’s employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or disability, then no severance will be payable hereunder.

(c)             Conditions to Receipt of Severance.  The receipt of any severance pursuant to Section 7 will be subject to Executive signing and not revoking a customary release of claims (other than for indemnification and insurance coverage) in a form reasonably satisfactory to the Company and the Executive.  No severance pursuant to such Section will be paid or provided until the release becomes effective and any period to revoke has expired.  In addition, if Executive engages in Specified Conduct during the Severance Period or has breached any other agreement with the Company relating to nondisclosure of confidential information, in addition to other remedies available to the Company, the Company may seek disgorgement from Executive of a sum equal to (A) the sum of all payments made by the Company to or on behalf of Executive as provided in Section 7(a), multiplied by (B) a fraction, the numerator of which is (1) the number of calendar months that comprise Executive’s Severance Period, less (2) the number of calendar months elapsed from the date of Executive’s termination of employment to the date of such breach or the first date Executive engages in Specified Conduct, and the denominator of which is the number of calendar months that comprise Executive’s Severance Period.

(d)           No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8.           Definitions.

(a)           Benefit Plans.  For purposes of this Agreement, “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive or Executive’s eligible dependents with medical, dental, vision or other benefits (excluding, however, the Car Allowance and the Executive’s participation in any 401(k) plan or other voluntary deferred compensation plan).  A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to senior executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 7(a).  The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after Executive has properly elected continuation coverage under COBRA for himself and his dependents  or, (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

(b)           Cause.  For purposes of this Agreement, “Cause” means (i) a willful failure in more than one instance by Executive to carry out a lawful and reasonable directive of the Board, other than a failure resulting from Executive’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Executive that constitutes gross misconduct that is materially injurious to the Company, (iii) a material breach by Executive of this Agreement; (iv) a material breach of the Secrecy Agreement between Executive and the Company dated as of January 11, 2007 (the “Secrecy Agreement”), (v) a material and willful violation by Executive of a federal or state law or regulation applicable to the business of the Company which is materially injurious to the Company, or (vi) Executive’s conviction or plea of guilty or no contest to a felony involving moral turpitude.  The Company will not terminate Executive’s employment for Cause without first providing Executive with written notice specifically identifying the acts or omissions constituting the grounds for a Cause termination and, with respect to clauses (i) through (v), a reasonable cure period of not less than thirty (30) calendar days following such notice; provided, however, that nothing in this Agreement shall restrict the Company’s ability to enforce the terms of this Agreement or the Secrecy Agreement, or to seek injunctive relief against Executive during any cure period.  No act or failure to act by Executive will be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

(c)           Good Reason.  For purposes of this Agreement, voluntary termination by Executive shall be considered a termination for “Good Reason,” if the termination occurs within two (2) years or less following the initial existence of any one of the following conditions (each a “Good Reason Condition”) arising without the consent of Executive, in each case the good faith determination of which by the Executive shall be conclusive absent manifest error.

(i)                 A material diminution in Executive’s Base Salary;

(ii)                 A material diminution in Executive’s authority, duties, or responsibilities;

(iii)                 A material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board;

(iv)                 A material diminution in the budget over which Executive retains authority;

(v)                 A material change in the geographic location at which Executive must perform services hereunder; or

(vi)                 Any other action or inaction that constitutes a material breach by the Company of this Agreement;

provided that, within ninety (90) days or less of the initial existence of the Good Reason Condition, Executive has given the Company notice of the existence of the Good Reason Condition and the Company had at least thirty (30) days to cure.

(d)           Severance Period.  For purposes of this Agreement, “Severance Period” shall mean twelve (12) months.

(e)           Specified Conduct.  For purposes of this Agreement, “Specified Conduct” means (i) unauthorized disclosure by Executive of confidential information relating to the Company in violation of the Secrecy Agreement; (ii) engagement by Executive, directly or indirectly, as an employee, partner, consultant, director, stockholder, owner, or agent in any business that is competitive with the businesses conducted by the Company at the time of Executive’s termination of employment; provided, that notwithstanding any provisions in this Section 8, this Section 8 shall not prohibit Employee from purchasing or owning up to five percent (5%) of the outstanding capital stock of a company which has a class of securities registered under Section 12 of the Securities Act of 1934, as amended or trading on any securities exchange or electronic quotation system; (iii) Executive’s hiring, directly or indirectly, any individual who was an employee or consultant of the Company within the six (6) month period prior to Executive’s termination of employment, or Executive’s soliciting or inducing, directly or indirectly, any such individual to terminate his or her employment or consultancy with the Company, in each case unless such person’s employment or consultancy shall have been previously terminated by the Company; or (iv) Executive’s solicitation, directly or indirectly, of any individual who was partner, customer, or vendor of the Company within the six (6) month period prior to Executive’s termination of employment, to terminate or otherwise limit or reduce his or her relationship with the Company.

9.           Section 409A.

(a)           Compliance with Code Section 409A.  To the extent the payments and benefits under this Agreement are subject to Section 409A of the Internal Revenue Code (“Code”), this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Code Sections 409A(a)(2), (3) and (4) and the Treasury Regulations thereunder (and any applicable transition relief under Code Section 409A).  As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time or form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.

(b)           Amendment of Agreement to Comply with Code Section 409A.  If Executive and the Company determine that any payments or benefits payable under this Agreement are subject to Code Section 409A, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Code Section 409A, the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties.  If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

(c)           Delayed Distribution under Code Section 409A.  If Executive is a Specified Employee, as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i), on the date of his “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), an amount equal to one (1) times his annual base salary at the time of such termination shall be delayed in order to comply with Code Section 409A(a)(2)(B)(i), and such payments or benefits shall be paid or, in the case of continued benefits, shall commence, during the five-day period commencing on the earlier of:  (i) the expiration of the six-month period measured from the date of your separation from service, or (ii) the date of Executive’s death.

10.           Limitation On Payments.

(a)           In the event that any payments or other benefits provided for in this Agreement or otherwise payable or provided to Executive in connection with the termination of his employment (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”) (or any corresponding provisions of state income tax law), then the total benefits to Executive from this Agreement that constitute “parachute payments” will not exceed and will, if necessary, be reduced to the extent necessary so that no portion of the total benefits is subject to the Excise Tax.  Executive may specify the order in which benefits will be reduced, but if Executive does not specify the order in which benefits will be reduced, benefits will be reduced first by amounts payable in a lump sum (to zero if necessary), then, to the extent necessary by any other benefits.

(b)           If requested by Executive or the Company, the Company’s registered public accounting firm (the “Accounting Firm”) will determine whether any benefit is a “parachute payment”.  The Accounting Firm’s determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of calculating whether any of the benefits constitute a “parachute payment”, the Accounting Firm may use reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request.  The costs of obtaining the Accounting Firm’s determination will be borne by the Company.

(c)           Any reduction in the total amount of benefits as a result of this Section 10 will not limit or otherwise affect any rights of Executive to any benefit or other right arising other than pursuant to this Agreement.

11.           Confidential Information; Inventions.  Executive has previously executed the Secrecy Agreement attached hereto as Exhibit A.  Executive agrees that the Secrecy Agreement shall remain in full force in accordance with its terms.

12.           Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.           Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

BioSpecifics Technologies, Inc.
Attn: Chairman, Compensation Committee of the Board of Directors
35 Wilbur Street
Lynbrook, NY 11563

with a copy to:

Carl Valenstein, Esq.
Thelen Reid Brown Raysman & Steiner LLP
701 Eighth Street, NW
Washington, DC  20001-3721
Facsimile: (202) 654-1836

with a copy to:

Neil M. Kaufman
Davidoff Malito & Hutcher LLP
200 Garden City Plaza
Suite 315
Garden City, New York  11530
Facsimile:  (516) 248-6422

If to Executive:

at the last residential address known by the Company.

14.           Severability.  If any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

15.           Arbitration.

(a)           General.  In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (the “Rules”) and pursuant to New York law.  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, or any similar New York laws, claims of harassment, discrimination or wrongful termination and any statutory claims.  Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)           Procedure.  Executive agrees that any arbitration will be administered by the AAA and that a single neutral arbitrator will be selected in a manner consistent with the Rules.  The arbitration proceedings will allow for discovery according to the rules set forth in the Rules.  Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Executive agrees that the arbitrator will issue a written decision on the merits.  Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  The prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(c)           Remedy.  Except as provided below in Section 15(d), arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided below, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Subject to Sections 7(b), 8(b) and 8(c) of this Agreement, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)           Availability of Injunctive Relief.  Notwithstanding Sections 15(a), (b) and (c), Executive agrees that any party may also petition a court for injunctive relief where either party alleges or claims a violation of any of the provisions of this Agreement or the Secrecy Agreement relating to Executive’s agreement to keep confidential the Company’s trade secrets and other confidential information, to not compete with the Company, and to not solicit any of the Company’s employees, consultants, partners, customers, or vendors.  In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

(e)           Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission, the New York State Division of Human Rights, any local Commission on Human Rights or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)           Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

16.           Integration.  This Agreement, together with the Secrecy Agreement and any agreements representing any outstanding equity awards, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral (including the Change of Control Agreement entered into by the parties on June 18, 2007).  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section 16 and signed by duly authorized representatives of the parties hereto.

17.           Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.           Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.           Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.           Governing Law.  This Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions).

21.           Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

23.           Indemnification.  The Company shall indemnify and hold Executive harmless from and against any and all losses, costs, damages or expenses (including attorneys’ fees) arising out of any claim or legal action brought against Executive, whether or not ultimately defensible under the applicable “Business Judgment Rule,” relating in any way to the services performed by Executive for the Company within the scope of his duties or authority (whether or not he continues to be an Executive at the time of incurring any such expenses or liabilities).  Indemnification will not extend to matters related to Executive’s termination for Cause.  This indemnification provision is intended by the parties to be broadly interpreted and to provide for indemnification to the full extent, but not beyond that, permitted by applicable law.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:
BIOSPECIFICS TECHNOLOGIES CORP.
By:	/s/ Henry Morgan
Title:	Chairman of the Compensation Committee
EXECUTIVE:
/s/ Thomas L. Wegman
Thomas L. Wegman

EXHIBIT A

Secrecy Agreement

Annex A

SECRECY AGREEMENT

This AGREEMENT (this “Agreement”) is made as of the 11th day of January, 2007, by and between THOMAS L. WEGMAN (the “Employee”), and BIOSPECIFICS TECHNOLOGIES CORP., a Delaware Corporation (the “Corporation”).

For and in consideration of the mutual promises hereinafter contained and in consideration of the Employee’s continued employment by the Corporation, the parties hereto agree as follows:

1.  The Employee agrees, during the term of his employment hereunder, to devote his entire time and attention and to give his best and undivided efforts and service to the business and interests of the Corporation (and its subsidiaries and affiliates) in such capacities and in performance of such duties as the Corporation may from time to time direct, which may include but not be limited to improving, developing and/or inventing processes, products, assays and analytic methods.

2.  The Employee agrees to hold as the Corporation's property all memoranda, books, papers, letters, formulas and other data and information and all copies thereof relating to the Corporation's business affairs, whether made or developed by him or otherwise coming into his possession as secret and confidential and on termination of his employment or on demand of the Corporation at any time to deliver the same to the Corporation and to keep the Corporation fully informed as to all ideas, improvements, methods or developments coming to his knowledge or notice or conceived, discovered or made by the Employee, either in whole or in part, during the term of his employment by the Corporation and which are or made be of advantage to it in the conduct of its business.

3.  The Employee agrees that he will not communicate or divulge to any third party, directly or indirectly, or assist any other person in communicating or divulging, either during the term of his employment or at any time thereafter without prior written permission of the Corporation, any confidential knowledge or information which he acquires during the course of his employment and relating to the products or the business of the Corporation (Trade Secrets), unless or until such knowledge or information shall have become generally accessible to the public without fault on the Employee's part.

4.  The Employee further agrees that any and all inventions, discoveries, or improvements which the Employee makes, conceives, or reduces to practice, either in whole or in part whether

(1)  during the term of said employment, or

(2)  within 1 year after termination of employment, or

(3)  which utilizes any of the Corporation's Trade Secrets,

shall immediately become the absolute property of the Corporation and shall immediately be disclosed to the Corporation for its sole use and benefit and the Employee agrees that at any time, whether during his employment by the Corporation or after the termination thereof, at the request of the Corporation to make application for such United States Letters Patent (“Letters Patent”) for said inventions as the Corporation may consider necessary, desirable or useful and to sign and execute any and all papers incident to the filing, prosecution and perfection of said applications and the Letters Patent issued thereon and to perform such other actions as may be reasonably required to be performed by an inventor in connection with the filing, prosecution and perfection of Letters Patent: the Corporation, however, to bear and defray the costs and expense incident thereto.

5.  The Employee further agrees to accept as full consideration the sum of one hundred dollars ($100.00) for the assignment to the Corporation all his rights, title and interest in and to each such invention, discovery and improvement described in Section 4, including all patent applications filed thereon and patents issued on such applications and will give to the Corporation the right to have Letters Patent issued thereon in its name and the right to apply for and obtain patents on any such inventions in any and all countries foreign to the United States as the Corporation may select, and to claim the right of priority under any applicable International Convention or treaty.

6.  The Employee hereby lists below all inventions, whether patented or unpatented, and all applications for patent filed and all patents granted on such inventions, made or conceived by him either as sole or joint inventor prior to the date of this Agreement in which he has not assigned his entire interest: [                 ]

7.  This Agreement shall be governed, construed and enforced in accordance with the laws of New York.  No waiver of any breach or default hereunder shall be valid unless in writing and signed by the party giving such waiver and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  Whenever required herein the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context requires otherwise.

8.  In the event any provision or portion of this Agreement may be held to be invalid, prohibited or unenforceable for any reason, unless such provision is narrowed by judicial construction, this Agreement shall be construed as if such provision has been more narrowly drawn so as not to be invalid, prohibited or unenforceable.  If, notwithstanding the foregoing, any provision may nevertheless be held to be invalid, prohibited or unenforceable for any reason then, and to that extent only, such provision shall be ineffective without affecting or invalidating the remaining portion of such provision or the other provisions of this Agreement.

9.  This Agreement which supercedes all earlier agreements between the Employee and the Corporation, if any, may not be modified in whole or in part except by agreement in writing, signed by the parties.  The provisions of this agreement shall inure to the benefit of and binding upon heirs, personal representatives, successors and assigns of the respective parties.

IN WITNESS WHEREOF, the Employee has hereunder affixed his hand and seal, and the Corporation has caused these presents to be executed by its duly authorized officer on the day and year first above written.

EMPLOYEE THOMAS L. WEGMAN
/s/ Thomas L. Wegman
THOMAS L. WEGMAN

CORPORATION:
BIOSPECIFICS TECHNOLOGIES CORP.
By:	/s/ Larry Dobroff
Name:	Larry Dobroff
Title:	Chief Financial Officer